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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Clear Channel Communications, Inc.:

We hereby consent to the incorporation by reference in the registration statement on Form S-8 of Clear Channel Communications, Inc. filed on November 13, 2000 (Reg. No. 333-49704) of our report dated May 14, 2003, relating to the statements of net assets as of December 30, 2002 and as of December 31, 2001 and the statement of changes in net assets available for benefits for the period ended December 30, 2002, of the Universal Outdoor, Inc. Salary Reduction Profit Sharing Plan, which appears in the Annual Report on Form 11-K of the Universal Outdoor, Inc. Salary Reduction Profit Sharing Plan dated June 26, 2003.




/s/ THE HANKE GROUP, P.C.

San Antonio, Texas
June 26, 2003